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                                                                     Exhibit 11.


                     NORWEST CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE



In thousands, except per share amounts                                     Year Ended December 31
                                                             --------------------------------------------------
                                                                1997       1996      1995       1994      1993
                                                             ---------  ---------   -------   -------   -------
BASIC:
------
  Weighted average number of common shares
    outstanding                                                750,059    731,836   658,364   625,942   609,742
                                                             =========  =========   =======   =======   =======

  Net income                                                $1,351,003  1,153,929   955,973   800,415   613,096
  Less dividends accrued on preferred stock                    (17,763)   (17,763)  (39,908)  (27,915)  (31,170)
                                                             ---------- ----------  --------  -------   -------

  Net income, as adjusted                                   $1,333,240  1,136,166   916,065   772,500   581,926
                                                             =========  =========   =======   =======   =======

  Net income per share                                      $     1.78       1.55      1.39      1.23      0.95

DILUTED:
--------
  Weighted average number of common shares
    outstanding                                                750,059    731,836   658,364   625,942   609,742
  Net effect of assumed exercise of stock options
    based on treasury stock method using average
    market price                                                 9,986      7,584     4,994     4,242     5,710
  Assumed conversion of 6-3/4% convertible
    subordinated debentures due 2003 and 12%
    convertible notes due 1993 as of the
    beginning of the period                                         35         36        48        94       146
  Assumed conversion of preferred stock                              -          -    16,760    25,252    32,072
                                                              --------   --------   -------   -------   -------
                                                               760,080    739,456   680,166   655,530   647,670
                                                              ========   ========   =======   =======   =======

  Net income                                                $1,351,003  1,153,929   955,973   800,415   613,096
  Less dividends accrued on preferred stock                    (17,763)   (17,763)  (29,297)  (11,903)  (12,182)
  Add interest and amortization of debt expense,
    net of income tax effect, for 6-3/4% convertible
    subordinated debentures due 2003 and 12%
    convertible notes due 1993                                       4          4         5        10        16
                                                             ---------  ---------   -------   -------   -------

  Net income, as adjusted                                   $1,333,244  1,136,170   926,681   788,522   600,930
                                                             =========  =========   =======   =======   =======

  Net income per share                                      $     1.75       1.54      1.36      1.20      0.93
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